CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-60286, 333-77219, 333-30464, 333-42964, 333-89464 and 333-104468) of Net Perceptions, Inc. of our report dated April 1, 2004, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota
April 8, 2004